Rule 424(b)(2)
                                        Registration No. 33-56615
                                        NASD File No: 941128001

AMENDED PRICING SUPPLEMENT NO. 142
Dated November 21, 1995 to Prospectus
Supplement dated January 26, 1995
and Prospectus dated January 26, 1995

                   LEHMAN BROTHERS HOLDINGS INC.
                    Medium-Term Notes, Series E
                                        (Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  100%

Agent's Commission: .50%

Original Issue Date: 11/24/95

Interest Rate Per Annum:  7.40%

Interest Payment Dates: Each May 24 and November 24 and at Maturity

Maturity Date:  11/24/10 (1)

1) Call Feature: The Company has the right to call the Notes at par on or after 11/24/00 on interest payment dates. Call notice is ten calendar days.


These Notes, issued under Pricing Supplement No. 142, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of this offering is $25,000,000 and relates only to Amended Pricing Supplement No. 142. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $5,267,500,000 and, to date, including this offering, an aggregate of $4,575,900,000 Medium-Term Notes, Series E has been issued and $2,422,865,000 are outstanding.


The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.